Exhibit 2.2

                    [EXECUTION COPY - CONFORMED AS EXECUTED]

[Provider HealthNet Services, Inc. Logo]              [MedGrup Corporation Logo]


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                        PROVIDER HEALTHNET SERVICES INC.

                              MGC ACQUISITION CORP.

                                       and

                               MEDGRUP CORPORATION

                                   Dated as of

                                 March 26, 2002

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

I.       THE MERGER.....................................................      1
         1.01     The Merger............................................      1
         1.02     Effective Time; Closing...............................      2
         1.03     Effects of the Merger.................................      2
         1.04     Articles of Incorporation; Bylaws.....................      2
         1.05     Directors; Officers...................................      2

II.      EXERCISE OF PHNS OPTION; CONVERSION OF SECURITIES;
         EXCHANGE OF CERTIFICATES.......................................      3
         2.01     Exercise of PHNS Option...............................      3
         2.02     Conversion of Securities..............................      3
         2.03     Payment of Merger Consideration.......................      6
         2.04     Closing of Stock Transfer Books.......................      8
         2.05     Stock Options; Option Plans; Warrant..................      8

III.     REPRESENTATIONS AND WARRANTIES.................................      9
         3.01     Representations and Warranties of the Company.........      9
         3.02     Representations and Warranties of Parent and
                  Merger Sub............................................     24

IV.      CONDUCT OF BUSINESS PENDING THE MERGER.........................     26
         4.01     Conduct of Business of the Company Pending the Merger.     26
         4.02     Notification of Certain Matters.......................     28

V.       ADDITIONAL AGREEMENTS..........................................     28
         5.01     Shareholders Meeting..................................     28
         5.02 Preparation of Proxy Statement and Schedule 13E-3; Recommendation of Board of Directors; Shareholder
                  Vote..................................................     29
         5.03     Access to Information; Confidentiality................     29
         5.04     Further Actions; Consents; Filings....................     30
         5.05     Indemnification.......................................     30
         5.06     Public Announcements..................................     32
         5.07     No-Shop...............................................     32
         5.08     [Intentionally Omitted]...............................     33
         5.09     Employment and Employee Benefits Matters..............     33

VI.      CONDITIONS TO THE MERGER.......................................     34
         6.01     Conditions to the Obligations of Each Party...........     34
         6.02     Conditions to the Obligations of Parent and Merger Sub     34
         6.03     Conditions to Obligations of the Company..............     36

VII.     TERMINATION, AMENDMENT AND WAIVER..............................     37
         7.01     Termination...........................................     37
         7.02     Effect of Termination.................................     39
         7.03     Amendment.............................................     39
         7.04     Waiver................................................     39
         7.05     Procedures for Termination, Amendment or Waiver.......     40
         7.06     Expenses..............................................     40

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                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page
                                                                            ----

VIII.    MISCELLANEOUS..................................................     40
         8.01     No Survival of Representations and Warranties.........     40
         8.02     Notices...............................................     40
         8.03     Definitions...........................................     42
         8.04     Interpretation........................................     43
         8.05     Entire Agreement; Assignment..........................     43
         8.06     Parties in Interest...................................     43
         8.07     Governing Law.........................................     43
         8.08     Headings..............................................     43
         8.09     Counterparts..........................................     43
         8.10     Consent to Jurisdiction...............................     44
         8.11     Waiver of Jury Trial..................................     44
         8.12     Severability..........................................     45
         8.13     Enforcement...........................................     45


Schedule 1.05       -    Directors and Officers of Surviving Corporation

Exhibit A           -    Form of Non-Compete Agreement

                             TABLE OF DEFINED TERMS


       Term           Section              Term                  Section
       ----           -------              ----                  -------

10-Q's                     3.01           Court                      8.10
Acquisition Proposal       5.07           Covered Employees          5.09(a)
Additional Merger                         Dissenting Shares          2.02(e)
   Consideration           2.02(d)(iii)   Effective Time             1.02
Adjusted Common Stock                     EKS&H                      3.01(v)
   Equivalents                            Environmental Laws         8.03(d)
   Outstanding             2.02(d)(iii)   Environmental Permits      3.01(t)
Affiliate                  8.03(a)        ERISA                      3.01(m)
Agreed                     1.02           Exchange Act               3.01(e)(v)
Agreement                  Preamble       Exchange Agent             2.03(a)
Annualized Company                        Expenses                   7.06
   EBITDA                   2.02(d)(ii)   Fee                        7.01(b)
Articles of Merger         1.02           GAAP                       3.01(g)
Board                      Recitals       Governmental Entity        3.01(e)(v)
Business Combination       7.01(c)        Incentive Stock
Business Day               8.03(b)          Option Plan              2.05(a)
Cancelled Company                         Indemnified Parties        5.05(b)
   Stock Options           2.02(d)(iii)   Indemnifying Party         5.05(b)
CBCA Recitals                             Intellectual Property      3.01(p)(ii)
Certificates               2.03(b)        IRS                        3.01(m)(v)
Claim                      5.05(b)        Knowledge                  8.03(e)
Closing                    1.02           Law                        3.01(e)(iv)
Closing Date               1.02           Leased Real Property       3.01(k)
Code                       2.03(f)        Licensed Software          3.01(q)(i)
Company                    Preamble       Majority Shareholders      Recitals
Company Disclosure                        Material Contracts         3.01(s)
   Schedule                3.01           Measurement Time           3.01(d)
Company ERISA Plans        3.01(m)        Merger                     Recitals
Company Filed SEC                         Merger Consideration       2.02(a)
   Reports                 3.01           Merger Sub                 Preamble
Company Financial                         MMC                        Recitals
   Statements              3.01(g)        Order                      3.01(e)(iv)
Company Indemnified                       Owned Software             3.01(q)(i)
   Parties                 5.05(a)(iii)   Parent                     Preamble
Company Material Adverse                  Parent Disclosure
  Effect                   3.01(a)          Schedule                 3.02(b)(ii)
Company Option Agreements  2.05(a)        Parent Material Adverse
Company Plans              3.01(m)          Effect                   3.02(a)
Company Preferred Shares   3.01(d)        Payment Fund               2.03(a)
Company SEC Reports        3.01(f)        Permits                    3.01(l)
Company Shares             Recitals       Person                     8.03(f)
Company Stock Options      2.05(a)        PHNS Option                Recitals
Confidential Software      3.01(q)(vii)   PHNS Option Agreement      Recitals
Confidentiality Contract   3.01(q)(vii)   Proxy Statement            5.02(a)
Control                    8.03(c)        Real Property Leases       3.01(k)
                                          Reference Month            2.02(d)

Representatives            5.03(a)
Requisite Shareholder
  Vote                     3.01(e)(i)
Returns                    3.01(o)(i)
Schedule 13E-3             5.02(a)
SEC                        3.01(f)
Shareholder Shares         Recitals
Shareholders Meeting       5.01
Software                   3.01(p)(ii)
Subsidiary                 8.03(g)
Surviving Corporation      1.01
Taxes                      3.01(o)(xi)
Trade Secrets              3.01(p)(ii)
Warrants                   2.05(a)
WDC                        Recitals

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is made and entered into on this 26th day of March, 2002 (this "Agreement"), among Provider HealthNet Services Inc. ("Parent"), MGC Acquisition Corp., a Colorado corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and MedGrup Corporation, a Colorado corporation (the "Company").

     WHEREAS, Parent, William D. Cronin ("WDC") and Margaret M. Cronin ("MMC" and, together with WDC, the "Majority Shareholders") have simultaneously herewith entered into an Option and Voting Agreement (the "PHNS Option Agreement"), dated as of March 26, 2002, pursuant to which the Majority Shareholders have (i) granted Parent the option (the "PHNS Option") to purchase an aggregate of 3,350,000 shares of the Company's Common Stock, par value $.001 per share, (the "Company Shares"), which shares constitute approximately 56.8% of the outstanding Company Shares (the Company Shares subject to the PHNS Option are referred to in this Agreement as the "Shareholder Shares"); (ii) agreed to vote the Shareholder Shares in favor of the Merger and (iii) granted certain irrevocable proxies to Parent;

     WHEREAS, Parent intends to exercise the PHNS Option at or prior to the Closing;

     WHEREAS, Parent has proposed that Parent acquire the outstanding Company Shares, other than the Shareholder Shares, on the terms and subject to the conditions of this Agreement;

     WHEREAS, a majority of the members of the Board of Directors of the Company (the "Board") other than the Majority Shareholders has (i) determined that it is in the best interests of the Company and its shareholders (excluding Parent and the Majority Shareholders) to consummate the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "Merger"), on the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act (the "CBCA"), (ii) approved and declared the advisability of this Agreement and the Merger, and (iii) resolved to recommend that the shareholders of the Company adopt this Agreement;

     WHEREAS, the Boards of Directors of Merger Sub, Parent and the Company have approved this Agreement; and

     WHEREAS, Parent, Merger Sub and the Majority Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                  I. The Merger
                                     ----------

1.01 The Merger
     ----------

     On the terms of this  Agreement and subject to the  conditions set forth in
Article VI, and in accordance with the CBCA, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation").

1.02 Effective Time; Closing
     -----------------------

     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Dallas time, as promptly as practicable and in no event later than the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), but subject to the fulfillment or waiver of those conditions, or such other date as may be agreed in writing by Parent and the Company ("Agreed") (such date, the "Closing Date"), at the offices of Jones, Day, Reavis & Pogue, 2727 North Harwood, Dallas, Texas 75201 (or such other place as may be Agreed). On the Closing Date, the parties hereto will file articles of merger (the "Articles of Merger") and any other appropriate documents with the Secretary of State of the State of Colorado, in such form as is required by, and executed in accordance with, the relevant provisions of the CBCA (or such other date as may be Agreed), and will make all other filings or recordings required under the CBCA in connection with the Merger. The Merger shall become effective upon the filing with, and the acceptance for filing by, the Secretary of State of the State of Colorado of the Articles of Merger, or such later time as may be Agreed and specified in the Articles of Merger (the "Effective Time").

1.03 Effects of the Merger
     ---------------------

     At the Effective Time, the effect of the Merger will be as provided in this Agreement and in the applicable provisions of the CBCA (including but not limited to Section 7-111-106 of the CBCA). Without limiting the generality of the foregoing, at the Effective Time, Parent and/or Merger Sub will become obligated to pay the Merger Consideration as provided in Section 2.02, and all of the property, rights, privileges, powers, franchises and interests of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.04 Articles of Incorporation; Bylaws
     ---------------------------------

     At the Effective Time, (a) the articles of incorporation of Merger Sub as then in effect will be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation, and (b) the bylaws of Merger Sub as then in effect will be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.

1.05 Directors; Officers
     -------------------

     From and after the Effective Time, (a) the individuals listed in clause (a) of Schedule 1.05 will become the directors of the Surviving Corporation effective as of the Effective Time and will each hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified, and (b) the individuals listed in clause (b) of Schedule 1.05 will be the officers of the Surviving Corporation, and will each hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

II.  Exercise of PHNS Option; Conversion of Securities; Exchange of Certificates
     ---------------------------------------------------------------------------

2.01 Exercise of PHNS Option
     -----------------------

     To the extent not previously exercised, simultaneously with the Closing and subject to the satisfaction or waiver of the conditions contained in Article VI hereof and in Sections 5 and 6 of the PHNS Option Agreement, Parent will exercise the PHNS Option and acquire all of the Shareholder Shares on the terms and subject to the conditions of the PHNS Option Agreement.

2.02 Conversion of Securities
     ------------------------

     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Shares or any other capital stock of the Company or any shares of capital stock of Merger Sub:

     (a) Conversion of Company Shares other than Shareholder Shares

     Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.02(b) and any Dissenting Shares) will be converted, subject to Sections 2.02(d)(ii) or (iii) and Section 2.03, into the right to receive $2.2465 in cash per share (the "Merger Consideration"), without any interest thereon. At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time converted in accordance with this Section 2.02(a) will no longer be outstanding and will automatically be canceled and retired and cease to exist, and each Certificate evidencing such Company Shares will evidence only the right to receive upon surrender cash in an amount equal to the product of
(i) the number of Company Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon.

     (b) Cancellation of Treasury Shares and Parent-Owned Shares

     Each Company Share or other right to purchase Company Shares held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub (which for purposes of this Section 2.02 will be deemed to include all Shareholder Shares that Parent and Merger Sub acquire pursuant to the exercise of the PHNS Option), in each case immediately prior to the Effective Time, will be canceled and extinguished without any conversion thereof and, except as provided in Section 2.02(f), no payment or distribution will be made with respect thereto.

     (c) Common Stock of Merger Sub

     Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into shares of common stock, par value $0.01 per share, of the Surviving Corporation, which shares shall constitute all of the issued and outstanding capital stock of the Surviving Corporation immediately after the Effective Time.

     (d) Adjustment of Merger Consideration

          (i) If between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares, the Merger Consideration will be adjusted accordingly, without duplication, to reflect such reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares in order to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

          (ii) Notwithstanding the foregoing, the Merger Consideration shall be adjusted according to the following formula if the Annualized Company EBITDA is less than $1,750,000:

               MC1=MC0  X ((8 X Annualized Company EBITDA)/14,000,000), where

               MC0=$2.2465.

          If an adjustment is required pursuant to this Section 2.02(d)(ii), then the Merger Consideration shall be deemed to be "MC1" as determined pursuant to this Section 2.02(d)(ii). For purposes of this Section 2.02(d)(ii), "Annualized Company EBITDA" shall mean twelve (12) times the Company's income before interest, taxes, depreciation and amortization for the calendar month immediately preceding the calendar month in which the Closing is scheduled to occur (or, if the Closing is scheduled to occur before the 15th day of such calendar month, the calendar month prior to the calendar month immediately preceding the calendar month in which the Closing is scheduled to occur), with each item of EBITDA determined in accordance with GAAP. The month used to determine Annualized Company EBITDA is referred to herein as the "Reference Month." For purposes of determining the Merger Consideration pursuant to this Agreement, the maximum Annualized Company EBITDA shall be $1,750,000 and the minimum Annualized Company EBITDA shall be $1,625,000 and no adjustment will be made to the Merger Consideration if Annualized Company EBITDA is greater than $1,750,000 or less than $1,625,000.

          (iii) The Merger Consideration shall be subject to further adjustment in the event that fewer than 1,000,000 Company Stock Options and Warrants are outstanding at the Effective Time according to the following formula:

               Adjustment to Merger Consideration = Merger Consideration + (Additional Merger Consideration/Adjusted Common Stock Equivalents Outstanding), where:

               "Additional Merger  Consideration"  equals the difference between
          (A) the product of the Merger Consideration times the number of Company Stock Options that are terminated, cancelled or forfeited after the date of this Agreement but prior to the Effective Time (the "Cancelled Company Stock Options") and (B) the aggregate exercise price of the Cancelled Company Stock Options"); and

               "Adjusted Common Stock Equivalents Outstanding" means, as of the Effective Time, the sum of (A) the number of outstanding Company Shares plus (B) the number of in-the-money Company Stock Options (other than Cancelled Company Stock Options) and the Warrant.

          (iv) In the event that any adjustments to the Merger Consideration are required pursuant to Section 2.02(d)(ii) or (iii), then, when used in this Agreement, the term "Merger Consideration" shall be deemed to be the Merger Consideration as adjusted in accordance with either or both of Sections 2.02(d)(ii) or (iii).

          (v) No later than ten (10) days after the first date on which the parties can determine the results of the Reference Month, the Company shall provide Parent and Merger Sub with a statement setting forth, in reasonable detail, the calculation of Annualized Company EBITDA, certified by the Chief Financial Officer of the Company. Parent and Merger Sub shall have fifteen (15) days from receipt of such statement to object to the calculation of Annualized Company EBITDA, and if they fail to so object then such calculation of Annualized Company EBITDA shall be deemed final for all purposes (including under the PHNS Option Agreement). If Parent and Merger Sub object to the calculation, they shall deliver a written notice of such objection, stating in reasonable detail the reasons for any such objection. The Company, Parent and Merger Sub shall attempt to resolve any dispute through good faith negotiations between their respective Chief Executive Officers (or officers to whom settlement authority has been delegated) to be held no later than twenty (20) days prior to the date of the Closing. If the parties are unable to reach agreement, the dispute shall be submitted to resolution to a mutually acceptable independent public accounting firm or any other mutually agreeable party, whose costs will be divided equally between Parent and the Company. The decision of such firm shall be made within ten (10) days of submission of the dispute and shall be final, conclusive and binding on Parent, Merger Sub and the Company.

     (e) Dissenting Shares

     Notwithstanding Section 2.02 or any other provision of this Agreement to the contrary, Company Shares (other than Shareholder Shares) that have not been voted in favor of the adoption of this Agreement and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Sections 7-113-101 to 7-113-302 of the CBCA and not withdrawn ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration at or after the Effective Time, but such Company Shares will be converted into the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the CBCA; provided, that if the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will automatically be converted into and represent the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.02(a). The Company will give the Parent (a) prompt notice of any demands for appraisal of Company Shares received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company will not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. The parties hereto agree and acknowledge that the Majority Shareholders have agreed to vote for the Merger and not to perfect any dissenters' rights, all as provided in the PHNS Option Agreement.

     (f) Treatment of Shareholder Shares

     As provided in, and subject to the provisions of Section 2.01, Parent and the Majority Shareholders intend that, subject to the terms and conditions of the PHNS Option Agreement, Parent will exercise the PHNS Option at or prior to the Effective Time and to hold the "Closing" as such term is defined in the PHNS Option Agreement so that all Shareholders Shares will be owned by Parent (for purposes of this Article II) at the Effective Time. Therefore, following execution of the PHNS Option Agreement and prior to the Effective Time, the Majority Shareholders will have the right to receive only the consideration provided for in the PHNS Option Agreement and will not be entitled to receive any Merger Consideration.

2.03 Payment of Merger Consideration
     -------------------------------

     (a) Exchange Agent/Payment Fund

     At or prior to the Closing, Parent will cause to be deposited with a bank or trust company designated by Parent and having a capital surplus of at least $500 million (the "Exchange Agent"), for the benefit of the holders of Company Shares to be converted in accordance with Section 2.02(a), for payment in accordance with this Article II through the Exchange Agent, immediately available funds in an aggregate amount necessary to make the payments pursuant to Section 2.02(a) (such funds, the "Payment Fund").

     (b) Procedures for Exchange of Certificate for Merger Consideration

     Promptly after the Effective Time, but in no event later than five Business Days thereafter, Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates (other than certificates evidencing Company Shares to be canceled pursuant to Section 2.02(b) and any Dissenting Shares), which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates"), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of record of each Certificate will be entitled to receive, and the Exchange Agent shall pay, in respect thereof cash in an amount equal to the product of (i) the number of Company Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon, and the Certificate so surrendered will forthwith be canceled in accordance with Section 2.03(c) below. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, such payment may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents requested by Parent to evidence and effect such transfer and by evidence satisfactory to Parent that any applicable share transfer taxes have been paid.

     (c) Cancellation and Retirement of Shares; No Further Rights

     As of the Effective Time, all Company Shares (other than the Company Shares to be cancelled in accordance with Section 2.02(b) and any Dissenting Shares), issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate theretofore representing any such Company Shares shall cease to have any rights with respect thereto (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with this Article II, and until so surrendered, each such Certificate shall represent for all purposes only the right, subject to Section 2.02(e), to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates.

     (d) Investment of Payment Fund

     The Exchange Agent shall invest the Payment Fund, as directed by Parent, in
(i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investor Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent; provided, that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration.

     (e) Termination of Payment Fund; Limitation of Liability

     Any portion of the Payment Fund that remains undistributed to the holders of Company Shares for 120 days after the Effective Time will be returned to Parent or the Surviving Corporation, as applicable, upon demand, and any holders of Company Shares that have not theretofore complied with this Article II will thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Any portion of the Payment Fund remaining unclaimed by holders of Company Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Neither Parent nor the Surviving Corporation will be liable to any holder of Company Shares for any Merger Consideration (whether payable from the Payment Fund or otherwise) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (f) Withholding Rights

     Each of the Surviving Corporation, Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state or local tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

     (g) Lost Certificates

     If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate, cash, in an amount equal to the product of (x) the number of Company Shares represented by such Certificate and (y) the Merger Consideration, without any interest thereon.

2.04 Closing of Stock Transfer Books
     -------------------------------

     At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Company Shares thereafter on the records of the Company.

2.05 Stock Options; Option Plans; Warrant
     ------------------------------------

     (a) Conversion of Stock Options and Warrant

     At the Effective Time each vested, unexpired and unexercised option or right to purchase Company Shares granted under (i) the Company's incentive stock option plan ("Incentive Stock Option Plan"), (ii) any other stock option agreement between the Company and any other Person (including, without limitation, any option agreement filed as an exhibit to any Company Filed SEC Reports and any option agreement listed on the Disclosure Schedule) (the "Company Option Agreements") (such vested, unexercised and unexpired options, collectively with options to purchase Company Shares under the Company's Incentive Stock Option Plan, the "Company Stock Options") and (iii) the warrants to purchase Company Shares (the "Warrants") held by affiliates or principals of Kashner Davidson Securities Corporation or their transferees that are outstanding immediately prior to the Effective Time will be automatically converted at the Effective Time into the right to receive, and each holder of a Company Stock Option or Warrant will be paid, an amount in cash per Company Share subject to each such Company Stock Option or Warrant equal to the excess, if any, of the Merger Consideration over the exercise price of such Company Stock Option or Warrant, as the case may be (less an amount equal to any required tax withholdings), whereupon each such Company Stock Option and Warrant will be cancelled and extinguished. All unvested Company Stock Options will be terminated on the Effective Date.

     (b) Amendment and Termination of Option Plans and Consents and Releases

     Prior to the Effective Time, the Company shall (i) make any amendments to, or take such other action in respect of, the terms of (A) the Incentive Stock Option Plan, (B) any Company Option Agreements and (C) any Warrants that Parent deems necessary to give effect to the transactions contemplated by Section 2.05(a), (ii) cause the Incentive Stock Option Plan to terminate as of the Effective Time and (iii) obtain consents to cash out and/or cancel any Company Stock Options or Warrants prior to the Effective Time that by their terms may not be cancelled upon notice or in connection with the Merger. The Company shall obtain all necessary waivers, consents or releases from holders of Company Stock Options and Warrants and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by Section 2.05(a).

                       III. Representations and Warranties
                            ------------------------------

3.01 Representations and Warranties of the Company
     ---------------------------------------------

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure letter delivered by the Company to Parent on the date hereof in Agreed form (the "Company Disclosure Schedule") or as disclosed in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, June 30 or September 30, 2001 (the "10-Qs"), any of the Company's Current Reports on Form 8-K filed with the SEC since January 1, 2001, or the Company's Definitive Proxy Statement for its 2001 Annual Meeting of Shareholders dated April 17, 2001, including any amendments to any of the foregoing, in each case in the form filed by the Company with the SEC no later than two Business Days prior to the date of this Agreement (collectively, the "Company Filed SEC Reports"):

     (a) Organization and Qualification

     The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company has all necessary governmental licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals has not had or resulted in a Company Material Adverse Effect. The Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such qualification necessary, other than where the failure to be so duly qualified and in good standing has not had or resulted in a Company Material Adverse
Effect.  For purposes of this  Agreement,  the term  "Company  Material  Adverse
Effect" means any change, effect, event, condition or exception that, individually or when taken together with all other such changes, effects, events, conditions or exceptions (excluding in each case any change, effect, event, condition or exception to the extent it occurs, exists or arises due to general economic or stock market conditions) has had or could reasonably be expected to have or result in an adverse effect equal to or greater than $50,000 on the business, condition (financial or otherwise), assets, properties, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

     (b) No Subsidiaries

     The Company does not own, directly or indirectly, an equity interest representing 50% or more of the capital stock of, or other equity interests in, any corporation, partnership, joint venture, limited liability company or other legal entity.

     (c) Articles of Incorporation and Bylaws

     The Company has heretofore furnished to Parent a complete and correct copy of its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date. Such Amended and Restated Articles of Incorporation and Amended and Restated Bylaws are in full force and effect. The Company is not in violation of any provision of its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws.

     (d) Capitalization

     The authorized capital stock of the Company consists of 45,000,000 Company Shares and 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Company Preferred Shares"). As of the close of business on the last Business Day prior to the date hereof (the "Measurement Time"), (i) 5,899,777 Company Shares (excluding treasury shares) are issued and outstanding, all of which have been validly issued and are fully paid and nonassessable, (ii) no Company Shares and no Company Preferred Shares were held in the treasury of the Company, (iii) 1,750,000 Company Shares were reserved for future issuance (with respect to which options to acquire 1,316,000 Company Shares are issued and outstanding) pursuant to stock options or other rights granted pursuant to the Incentive Stock Option Plan, (iv) no Company Shares were reserved for issuance, and no stock options have been granted under Company Option Agreements, (v) 185,000 Company Shares are reserved for issuance pursuant to the Warrants, and (vi) no Company Preferred Shares were issued, reserved for issuance or outstanding, and there were no other shares of capital stock or equity securities of the Company issued, reserved for issuance or outstanding. During the period from September 30, 2001 to the Measurement Time, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of Company Shares pursuant to the exercise of employee stock options or other rights granted pursuant to the Incentive Stock Option Plan, the Company Option Agreements or the Warrants, and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company. Except as otherwise specified in this Agreement or the PHNS Option Agreement, there are no options, offers, warrants, conversion rights or other rights, agreements, arrangements or other equity interests or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or other rights to subscribe for or to purchase from the Company or obligating the Company or to issue, transfer or sell any shares of capital stock of the Company (whether debt, equity or a combination of debt or equity) or obligating the Company to grant, extend or enter into any such agreement. All issued shares of capital stock of the Company were issued in compliance with all applicable state and federal laws concerning the issuance of securities and all shares of capital stock of the Company subject to issuance as aforesaid, have been, or upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for this Agreement, there are no outstanding contractual obligations of the Company (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. The Company Disclosure Schedule lists the name of each optionee, the date of grant, vesting schedule, exercise price and option termination date for all of the options and other rights to purchase Company Shares (including under the Incentive Stock Option Plan, the Company Option Agreements and the Warrants) which are outstanding as of the Measurement Time. Except as set forth in the Company Disclosure Schedule, none of the Incentive Stock Option Plan, the Company Option Agreements or the Warrant contain a provision providing for the acceleration of vesting or lapse of a repurchase right upon the occurrence of any events.

     (e) Authority; No Conflicts; Consents and Approvals

          (i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Shareholder Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, (a) the adoption of this Agreement by the affirmative vote of (i) a majority of the outstanding Company Shares entitled to vote thereon and (ii) a majority of the outstanding Company Shares present at the Shareholders Meeting and entitled to vote thereon excluding the Parent Shares and the Shareholder Shares (the votes specified in clauses (i) and (ii), collectively, the "Requisite Shareholder Vote") and (b) the filing and recordation of appropriate merger documents as required by the CBCA).

          (ii) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Majority Shareholders, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (iii) The Board (other than the Majority Shareholders) at a meeting thereof duly called and held on March 22, 2002, unanimously (A) determined that this Agreement and the Merger are in the best interests of the Company and its shareholders (excluding Parent and the Majority Shareholders), (B) approved and declared the advisability of this Agreement and the Merger, and (C) resolved to recommend that the shareholders of the Company adopt this Agreement.

          (iv) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or result in a violation of the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company, in each case as amended to the date of this Agreement, (ii) conflict with or result in a violation of any law, statute, ordinance, rule or regulation ("Law") or any judgment, decree, order, writ, determination or award ("Order") applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the loss of any material benefit under or the creation or imposition of any lien on any property or asset of the Company, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession or other instrument, obligation or agreement of any kind to which the Company is a party, except for in the case of clauses (ii) and
     (iii), for any thereof that have not had or resulted in, or will not have or result in, a Company Material Adverse Effect or are not reasonably expected to prevent or materially delay the consummation of the Merger.

          (v) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the CBCA and the filing and recordation of appropriate merger documents as required by the CBCA and (ii) for such other consents, approvals, authorizations, permits, filings or notifications that if not obtained or made will not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (f) SEC Filings

     The Company has filed all forms, reports, schedules, statements and documents required to be filed by it with the Securities and Exchange Commission ("SEC") including (i) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1999 and 2000, respectively, (ii) the 10-Qs, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special), and (iv) all other forms, reports and other registration statements required to be filed by the Company with the SEC (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above, collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder, (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and
(iii) were filed in a timely manner.

     (g) Financial Statements

     Each of the financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the "Company Financial Statements") complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein. The balance sheets of the Company contained in the Company Financial Statements reflect all claims against and all debts and liabilities of the Company, fixed or contingent, as at the respective dates thereof, required to be shown thereon under GAAP, (except as permitted by Form 10-QSB) and the related statements of operations and cash flows fairly present the results of operations for the respective periods indicated, except that any unaudited interim financial statements were subject to normal and recurring year-end adjustments that have not had or resulted in a Company Material Adverse Effect.

     (h) Absence of Certain Changes or Events; No Undisclosed Liabilities

          (i) Except as disclosed in the Company Filed SEC Reports or in the Company Disclosure Schedule, since the date of the most recent audited financial statements provided to Parent and which will be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, which report the Company will timely file with the Commission, the Company has conducted its business only in the ordinary course, and there has not been (A) any change, event or occurrence which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of the Company's capital stock, or any redemption or other acquisition by the Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by the Company to its directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable Law; (E) any entry into any agreement, commitment or transaction by the Company which is material to the Company, except for agreements, commitments or transactions entered into in the ordinary course of business; (F) any change by the Company in accounting methods, principles or practices, except as required or permitted by GAAP; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of the Company or any portion thereof which write-off, write-down or determination exceeds $50,000 individually or $150,000 in the aggregate; or (H) any agreements by the Company to do any of the things described in the preceding clauses (A) through (G) other than as expressly contemplated or provided for herein.

          (ii) Except as disclosed in the Company Filed SEC Reports or in the Company Disclosure Schedule and liabilities incurred in the ordinary course of business since the date of the most recent financial statements included in the Company Filed SEC Reports, as of the date of this Agreement, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, or otherwise, that would be required to be reflected or reserved for on the most recent balance sheet of the Company included in the Company Filed SEC Reports except for liabilities or obligations (i) arising in the ordinary course of business after December 31, 2001 or (ii) which have not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (i) Litigation

     As of the date hereof, except as specified in the Company Disclosure Schedule, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of the Company, threatened against the Company before any court or other Governmental Entity, and (ii) the Company is not subject to any outstanding order, writ, judgment, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and
(ii), has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

     (j) Proxy Statement and Schedule 13E-3

     The information supplied by the Company for inclusion in the Proxy Statement and the Schedule 13E-3, if required, will not, at the time the Proxy Statement is first mailed to the shareholders of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its officers or directors should be discovered by the Company, which would cause the Proxy Statement or the Schedule 13E-3, if required, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly inform Parent thereof. The Proxy Statement, the Schedule 13E-3, if required, and all other documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     (k) Real Property; Other Assets

     The Company has  heretofore  made  available  to Parent  true,  correct and complete copies of all leases, subleases and other agreements (the "Real Property Leases") under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including all modifications, amendments and supplements thereto. Except in each case where the failure could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(A) the Company has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens and each Real Property Lease is in full force and effect; (B) all rent and other sums and charges payable by the Company as tenant thereunder are current in all material respects; (C) no termination event or condition or uncured default of a material nature on the part of the Company or, to the Company's knowledge, the landlord, exists under any Real Property Lease; and (D) the Company is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease. The Company does not own, lease or occupy any real property other than the Leased Real Property. The Company does not lease any Leased Real Property from any Majority Shareholder or any Person that is an Affiliate, "associate" or "immediate family member" (as such terms are defined in the Exchange Act) of any Majority Shareholder. The Company does not own any real property.

     (l) Conduct of Business; Licenses; Permits

     All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for the Company to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in the Company Filed SEC Reports or in the Company Disclosure Schedule, the Company is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (m) Employee Benefit Plans

     The Company Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to for the benefit of any current or former employee, officer or director of the Company (the "Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained or contributed to for the benefit of any current or former employee, officer or director of the Company (the Company ERISA Plans and such plans being referred to as "Company Plans"). The Company has furnished or made available to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, and all annual reports (including Form 5500, 5500-C or 5500-R filings), financial statements and actuarial valuations with respect to each Company Plan since the commencement of such Company Plan. Except as specified in the Company Disclosure Schedule:

          (i) none of the Company ERISA Plans is a "multiemployer plan" within the meaning of ERISA;

          (ii) none of the Company Plans promises or provides for retiree health or life insurance benefits to any person;

          (iii) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

          (iv) the Company has no obligation to adopt, nor is considering the adoption of, any new Company Plan or, except as required by Law, the amendment of an existing Company Plan;

          (v) each Company ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company ERISA Plan;

          (vi) each Company Plan, has been operated in accordance with its terms and the requirements of all applicable Law;

          (vii) the Company has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;

          (viii) the aggregate accumulated benefit obligations of each Company ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company ERISA Plan and based on the discount rate and other actuarial assumptions used in such valuation) do not exceed the fair market value of the assets of such Company ERISA Plan (as of the date of such valuation); and

          (ix) the Company is not aware of any claims relating to the Company Plans, other than routine claims for benefits;

     provided, however, that the failure of the representations set forth in clauses (v), (vi), (vii) and (ix) to be true and correct shall not be deemed to be a breach of any such representation unless such failures could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (n) Absence of Changes in Benefit Plans

     Except as disclosed in the Company Filed SEC Reports or in the Company Disclosure Schedule, since the date of the most recent financial statements included in the Company Filed SEC Reports, the Company has not adopted or agreed to adopt any collective bargaining agreement or any Company Plan.

     (o) Taxes

     Except as specified in the Company Disclosure Schedule:

          (i) Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company (and any affiliated or unitary group of which the Company was a member) has (A) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it in respect of any Taxes (as hereinafter defined) and has caused such Returns as so filed to be true, correct and complete, (B) established reserves that are reflected in Company's most recent financial statements included in the Company Filed SEC Reports and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company through the date hereof, and (C) timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. The Company (and any affiliated or unitary group of which the Company was a member) has timely paid all Taxes that are shown as being due on the Returns referred to in the immediately preceding sentence.

          (ii) (A) There has been no taxable period since 1994 for which a Return of the Company has been examined by the IRS, (B) all examinations described in clause (A) have been completed without the assertion of material deficiencies, and (C) except for alleged deficiencies which have been finally and irrevocably resolved, the Company has not received formal or informal notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, has been or will be proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority or court with respect to any period.

          (iii) The Company has not executed or entered into with the IRS or any other taxing authority (A) any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (B) any closing agreement or other similar agreement (nor has the Company received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Return not yet filed, or (C) requested any extension of time to be granted to file after the Effective Time any return required by applicable law to be filed by it.

          (iv) The Company has not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. None of the assets of the Company is required to be treated as being owned by any other Person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

          (v) The Company is not a party to, is not bound by nor has any obligation under any tax sharing agreement or similar agreement or arrangement.

          (vi) The Company has not agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (vii) The Company is not, and has not been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (viii) No security interests have been imposed upon or asserted against any assets of the Company as a result of or in connection with any failure or alleged failure to pay any Tax, except liens for Taxes that are not yet due and payable.

          (ix) The Company is not nor will it become obligated to make a payment, the deduction of which may be disallowed by reason of Section 280G of the Code.

          (x) The  Company has  custody of copies of all  Returns  described  in
     Section 3.01(o)(i)(A), and of all workpapers, computer files, spreadsheets and other data and information used to prepare such Returns and that will be needed to prepare all Returns that must be filed within 60 days after the Closing Date.

          (xi) For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     (p) Intellectual Property

          (i) The Company Disclosure Schedule sets forth all United States and foreign: (A) patents and patent applications, (B) trademarks, trade names, brand names and corporate names, and all service marks, registrations and applications thereof, (C) internet domain, name registrations and applications and (D) copyright registrations and applications owned or licensed by the Company in each case described in clauses (A) through (D), used by the Company in connection with the conduct of the Company's business, specifying as to each item, as applicable: (w) the nature of the item, including the title; (x) the owner of the item; (y) the jurisdictions in which the item is issued or registered or in which the application for issuance or registration has been filed; and (z) the issuance, registration or application numbers and dates.

          (ii) For purposes of this Agreement, "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the
     Company: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, compilations of data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary technical and business information (whether or not patentable or subject to copyright, mask work, or trade secret protection) (the "Trade Secrets") and
     (E) computer software programs, including without limitation all source code, object code, software for web, Internet and intranet sites, and documentation related thereto (the "Software").


          (iii) The Intellectual Property includes all of the intellectual property rights owned or licensed by the Company that are reasonably necessary to conduct the Company's business as it is now or currently contemplated to be conducted. Except as specified in the Company Disclosure Schedule, (A) the Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to make, have made, use, sell, offer to sell, license, lease, import, transfer or otherwise exploit the Intellectual Property free and clear of all Liens, (B) the Company has the right to bring actions for infringement of Intellectual Property owned by the Company, (C) no Person or entity other than the Company has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof, (D) no Person has a right to receive a royalty or similar payment in respect of any Intellectual Property owned by the Company, whether pursuant to any contractual agreements entered into by the Company or otherwise and (E) to the Knowledge of the Company no Person has challenged the validity of any Intellectual Property. Except as disclosed in the Company Disclosure
     Schedule, the Company is not currently, nor will be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in breach of any provision of any agreement that relates to any Intellectual Property other than any breach which, individually or in the aggregate with other breaches, would not result in a Company Material Adverse Effect.

     (q) Software

          (i) The Company Disclosure Schedule sets forth a true, correct and complete list of all Software, including without limitation all programs used in the testing and development phase and all predecessor and earlier versions of any computer programs, owned by the Company (the "Owned Software"), and a true, correct and complete list of all Software not owned by the Company, but in which the Company has rights (by license or otherwise) from another Person ( the "Licensed Software"). The right of the Company to use Licensed Software that is material to the Company's business as it is now or currently contemplated to be conducted is solely under written license agreements or other Material Contracts specified in the Company Disclosure Schedule.

          (ii) The Company is in actual possession of the source code and object code for each computer program included in the Owned Software, and the
     Company is in possession of all other documentation, including without limitation all related engineering specifications, program flow charts, installation and user manuals and know-how necessary for the effective use of the Software as currently used in the Company's business or as offered or represented to the Company's customers or potential customers. All Owned Software released for commercial distribution to third parties substantially conforms to all published specifications therefor and to all technical and other written materials provided by the Company to a licensee in connection with such Owned Software. The Software constitutes all of the computer programs necessary to conduct the Company's business as now conducted, and includes all of the computer programs used in the development, marketing, licensing, sale or support of the products and the services presently offered by the Company.

          (iii) The Company Disclosure Schedule sets forth a true, correct and complete list, by computer program, of (A) all Persons other than the Company that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software and (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other Persons who are actual or potential beneficiaries of such escrow agreement). Except as specified in the Company Disclosure Schedule, no Person (other than the Company and any Person that is a party to a contract referred to in clause (v) of the first sentence of Section 3.01(s) that restricts such Person from disclosing any information concerning such source code) is in possession of, or has or has had access to, any source code for any computer program included in the Owned Software.

          (iv) To the Knowledge of the Company there are no defects in any computer program included in the Software that would materially adversely affect the functioning thereof in accordance with any published specifications therefor. The Company Disclosure Schedule sets forth a true, correct and complete list of any current material developments or maintenance efforts with respect to the Owned Software, including without limitation the development of new computer programs, enhancements or revisions to existing computer programs included in the Owned Software and software fixes in progress for any Person to whom or to which the Company has sold, licensed, leased, transferred or otherwise furnished Software or related products or services.

          (v) The Company does not market and has not marketed, and it has not supported and is not obligated to support, any Licensed Software.

          (vi) Except as specified in the Company Disclosure Schedule, no Person other than the Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

          (vii) Except as set forth in the Company Disclosure Schedule, all employees, agents, consultants, distributors and licensees of the Company who have had access to any of the Trade Secrets or source code, object code and access codes for the Owned Software ("Confidential Software") have been put on written notice of the confidential and proprietary nature of the Trade Secrets and the Confidential Software and have been required to enter into a written agreement ("Confidentiality Contract") with the Company acknowledging the confidential nature of and agreeing not to disclose the Trade Secrets or Confidential Software other than as permitted by such Confidentiality Contract.

     (r) No Infringement

     Except as specified in the Company Disclosure Schedule, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, development, modification or other exploitation by the Company or any of its respective successors or assigns of any Intellectual Property is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used, reproduced, distributed, developed, modified or otherwise exploited by such Persons, does, did or will (i) infringe on any patent, trademark, copyright or other right of any other Person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person, or (iii) entitle any other Person to any interest therein, or right to compensation from the Company or any of its respective successors or assigns, by reason thereof, except for infringements, misuse, misappropriation or other acts or omissions that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as specified in the Company Disclosure Schedule, the Company has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except as specified in the Company Disclosure Schedule, there are no restrictions on the ability of the Company or any of its respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Intellectual Property. Except as specified in the Company Disclosure Schedule, no Person has infringed, violated or misappropriated or now infringes, violates or misappropriates the Intellectual Property.

     (s) Contracts

     The Company has made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which the Company is a party or by which it is bound (collectively, the "Material Contracts"): (i) contracts with any current officer or director of the Company or with any Person owning, beneficially or otherwise, more than 10% of the Company Shares outstanding as of the date of this Agreement; (ii) contracts pursuant to which the Company licenses or sublicenses other Persons to use Intellectual Property and pursuant to which other Persons license or sublicense the Company to use Intellectual Property; (iii) contracts (A) for the sale of any of the assets of the Company, other than contracts entered into in the ordinary course of business or (B) for the grant to any Person of any preferential rights to purchase any of its assets; (iv) contracts which restrict the Company from competing in any line of business or with any Person in any geographical area or which restrict any other Person from competing with the Company in any line of business or in any geographical area; (v) contracts which restrict the Company from disclosing any information concerning or obtained from any other Person or which restrict any other Person from disclosing any information concerning or obtained from the Company; (vi) indentures, credit agreements, security agreements, mortgages, guaranties, promissory notes and other contracts relating to the borrowing of money; (vii) contracts which account, or which are expected to account, for more than 5% of the consolidated revenues of the Company during its most recent fiscal year and its current fiscal year; and (viii) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to the Company. Except as specified in the Company Disclosure Schedule, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as specified in the Company Disclosure Schedule, the Company is not in breach or default in any material respect under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in breach or default thereunder in any material respect.

     (t) Environmental Matters

     Except as specified in the Company Disclosure Schedule and except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company has not violated or is not in violation of any Environmental Law; (B) none of the properties leased by the Company (including without limitation soils and surface and ground waters) are contaminated with any hazardous substance in quantities which require investigation or remediation under Environmental Laws; (C) the Company is not liable for any off-site contamination; (D) the Company does not have any liability or remediation obligation under any Environmental Law; (E) no assets of the Company are subject to pending or threatened Liens under any
Environmental Law; (F) the Company has all Permits required under any Environmental Law ("Environmental Permits"); and (G) the Company is in compliance with its Environmental Permits.

     (u) Labor Matters

          (i) Except as specified in the Company Disclosure Schedule, the Company is not a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of the Company. The Company has heretofore made available to Parent true, complete and correct copies of the employment, labor and collective bargaining agreements set forth in the Company Disclosure Schedule, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

          (ii) No employees of the Company are represented by any labor organization and, to the Knowledge of the Company, no labor organization or group of employees of the Company has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of the Company, there are no organizing activities involving the Company pending with any labor organization or group of employees of the Company.

          (iii) Except as specified in the Company Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company which, if resolved against the Company could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) complaints, charges or claims against the Company pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company which, if resolved against the Company could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (iv) The Company is not aware of any employee of the Company who is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee's duties to the Company or that would conflict with the Company's business as currently conducted. The Company does not believe it is or will be necessary to utilize any inventions of any of the Company's employees made prior to their employment by the Company except for inventions that have been assigned to the Company.

     (v) Brokers

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company, except that Ehrhardt Keefe Steiner & Hottman, P.C. ("EKS&H") shall be entitled to a fee of $50,000 in connection with the delivery of the opinion required by Section 6.03(c). The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and EKS&H pursuant to which such firm would be entitled to any payment relating to the Merger.

     (w) Voting Requirements

     The Requisite Shareholder Vote is the only vote of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation by the Company of the Merger and the other transactions contemplated hereby to be consummated by the Company.

3.02 Representations and Warranties of Parent and Merger Sub
     -------------------------------------------------------

     (a) Organization and Qualification

     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be duly organized, validly existing or in good standing, or to have such requisite corporate power and authority, has not had or resulted in a Parent Material Adverse Effect. Each of Parent and Merger Sub has all necessary governmental licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals have not had or resulted in a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such qualification necessary, other than where the failure to be so duly qualified and in good standing have not had or resulted in a Parent Material Adverse Effect. For purposes of this Agreement, the term "Parent Material Adverse Effect" means any change, effect, condition or exception that, individually or when taken together with all other such changes, effects, events, conditions or exceptions, has prevented or materially delayed, or could reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by this Agreement, including without limitation the payment of the Merger Consideration for Company Shares converted in accordance with Section 2.02(a) or the receipt thereof by the holders of such Company Shares.

     (b) Authority; No Conflicts; Consents and Approvals

          (i) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CBCA). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Majority Shareholders, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

          (ii) Except as specified in the disclosure letter delivered by Parent to Company on the date received in Agreed form (the "Parent Disclosure Schedule"), the execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (A) conflict with or violate the certificate of articles of incorporation, or bylaws, of Parent or Merger Sub, (B) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or by which any property or asset of Parent or Merger Sub or any of their respective Subsidiaries is bound or affected, or
     (C) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the loss of any material benefit under or the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties is bound, except, in the case of clauses (B) and (C), for any conflict or breach that has not had or resulted in, and will not have or result in, a Parent Material Adverse Effect and except, in the case of clause (C), for any consents or approvals required for the performance of this Agreement by Parent and Merger Sub that will have been received or waived at or prior to the Effective Time.

          (iii) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements of the Exchange Act and the rules and regulations thereunder, and the filing and recordation of appropriate merger documents as required by the CBCA (B) as specified in the Parent Disclosure Schedule and (C) for such other consents, approvals, authorizations, permits, filings or notifications, which if not obtained at or prior to the Effective Time or made, have not had or resulted in, and will not have or result in, a Parent Material Adverse Effect.

     (c) Operations of Merger Sub

     Merger Sub is a direct wholly owned Subsidiary of Parent, was formed solely for the purpose of holding Company Shares and has engaged in no business activities other than in connection with the holding of Company Shares and the performance of its obligations hereunder.

     (d) Financing

     Parent has sufficient financial capacity, and will cause Merger Sub to have sufficient financial capacity, to consummate the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement.

     (e) Proxy Statement and Schedule 13E-3

     The information supplied by Parent for inclusion in the Proxy Statement and the Schedule 13E-3, if required, will not, at the time the Proxy Statement is first mailed to the shareholders of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which would cause the Proxy Statement or the Schedule 13E-3, if required, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Parent will promptly inform the Company and the Majority Shareholders thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act at the time the Proxy Statement is first mailed to the shareholders of the Company and at the Effective Time.

     (f) Brokers

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

     (g) Litigation

     As of the date hereof, except as specified in the Parent Disclosure Schedule, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of the Parent or Merger Sub, threatened against Parent or Merger Sub or any of their Subsidiaries before any court or other Governmental Entity, and (ii) neither the Parent, Merger Sub nor any of their Subsidiaries is subject to any outstanding order, writ, judgment, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and (ii), has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Parent, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                   IV. Conduct of Business Pending the Merger
                       --------------------------------------

4.01 Conduct of Business of the Company Pending the Merger
     -----------------------------------------------------

     Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall act and carry on its businesses only in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, and to that end, without limiting the generality of the foregoing, Company shall not without the prior consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of clause (C), for the acquisition of Company Shares from holders of Company Stock Options or Warrant in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options or Warrant;

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Company Stock Options outstanding on the date of this Agreement;

          (iii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

          (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any Person other than in the ordinary course of business;

          (v) directly or indirectly sell or otherwise dispose of any of its properties or assets that are material to its business, except for sales or dispositions in the ordinary course of business;

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned Subsidiary of the Company or (B) make any loans or advances to any other Person, other than to the Company or to any direct or indirect wholly owned Subsidiary of the Company and other than routine advances to employees, except, in the case of clause (A), for short-term borrowings in respect of trade creditors or vendors in the ordinary course of business or under existing credit facilities described in the Company Filed SEC Reports in the ordinary course of business;

          (vii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by Law and normal, regularly scheduled increases in respect of non-officer employees consistent with past practices;

          (viii) enter into or amend any employment, consulting, severance or similar agreement with any individual, except with respect to new hires in the ordinary course of business consistent with past practice;

          (ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as hereinafter defined) (other than as expressly permitted pursuant to this Agreement);

          (x) make any tax election or settle or compromise any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $10,000;

          (xi) make any change in any method of accounting or accounting practice or policy, except as required by any changes in generally accepted accounting principles;

          (xii) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business, except for any such agreement, understanding or commitment entered into in the ordinary course of business consistent with past practice;

          (xiii) form any Subsidiary; or

          (xiv) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 4.01.

4.02 Notification of Certain Matters
     -------------------------------

     (a) Notification of Certain Events. Parent will give prompt notice to the Company and the Majority Shareholders, and the Company and the Majority Shareholders will give prompt notice to Parent, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause (A) any representation or warranty of Parent, the Company or the Majority Shareholders, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect or (B) any material covenant, condition or agreement of Parent, the Company or the Majority Shareholders, as the case may be, contained in this Agreement not to be complied with or satisfied and (ii) any material failure of Parent, the Company or the Majority Shareholders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.02 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (b) Notification of Acquisition Proposals. Except to the extent that the Company is legally obligated to keep such information confidential, the Company will give prompt written notice to Parent of any Acquisition Proposal. Except to the extent that the Company is legally obligated to keep such information confidential, the Company will notify Parent promptly if any Acquisition Proposal is made and will, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such Acquisition Proposal and the terms and conditions of such Acquisition Proposal.

                            V. Additional Agreements
                               ---------------------

5.01 Shareholders Meeting
     --------------------

     In accordance with the Exchange Act, the CBCA and the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, the Company will promptly after the date of this Agreement use commercially reasonable efforts to seek adoption of this Agreement by the Requisite Shareholder Vote. The Company will use commercially reasonable efforts to call a meeting of its shareholders (the "Shareholders Meeting"), to be held as soon as is reasonably practicable after the date hereof, for the purpose of considering and voting upon the adoption of this Agreement.

5.02 Preparation of Proxy Statement and Schedule 13E-3; Recommendation of Board of Directors; Shareholder Vote
     ---------------------------------------------------------------------------

     (a) As promptly as practicable after the execution of this Agreement, the Company will prepare and cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") to solicit proxies from the shareholders of the Company in favor of the adoption of this Agreement. If required by the SEC, Parent and/or the Majority Shareholders will cause to be filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"). Each of Parent, Merger Sub and the Company will furnish all information concerning Parent, Merger Sub or the Company as such party may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Schedule 13E-3 (if required). The Company, Merger Sub and Parent will use their respective commercially reasonable efforts to respond promptly to all SEC comments with respect to the Proxy Statement and Schedule 13E-3 (if required) and, subject to compliance with SEC rules and regulations, the Company will cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date.

     (b) The Proxy Statement will include the recommendation of the Board, other than the Majority Shareholders, that this Agreement and the Merger should be approved and declared advisable and the recommendation of a majority of the members of the Company's Board, other than the Majority Shareholders, to the shareholders of the Company to adopt this Agreement; provided, however, that the Board may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Board determines in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged legal counsel), that the failure to so withdraw, modify or change such recommendation would result in a breach of its fiduciary duties to the Company's shareholders (excluding Parent and Merger Sub) under applicable Law; provided further, that nothing in this Section 5.02(b) will affect the Company's obligation to seek the Requisite Shareholder Vote (regardless of whether the recommendation of the Board has been withdrawn, modified or changed) unless this Agreement has previously been terminated in accordance with Article VII.

5.03 Access to Information; Confidentiality
     --------------------------------------

     (a) From the date of this Agreement to the Effective Time, the Company will
(i) provide Parent (and Parent's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and to its books and records and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as Parent or Parent's Representatives may reasonably request.

     (b) Each party to this Agreement agrees to, and agrees to cause its Representatives to treat and hold as confidential all information relating to the other party hereto in accordance with the terms and conditions of the Confidentiality Agreement, dated as of July 26, 2001, between Parent and the Company.

     (c) No investigation pursuant to this Section 5.03 will affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

5.04 Further Actions; Consents; Filings
     ----------------------------------

     On the terms and subject to the conditions hereof, each of the parties hereto will use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, advisable or appropriate under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, (b) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under the Exchange Act and any other applicable federal or state securities Laws, and any other applicable Law. The parties hereto will cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.05 Indemnification
     ---------------

     (a) Indemnification of Directors and Officers

          (i) The Articles of Incorporation and Bylaws of the Surviving Corporation, and the articles of incorporation and bylaws or comparable organizational documents of each Subsidiary of the Surviving Corporation, will contain provisions with respect to indemnification that are no less favorable than those set forth in the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of four years from and after the Effective Time in any manner that would affect adversely the rights thereunder of individuals that at the Effective Time were directors or officers of the Company, in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification will be required by Law.

          (ii) The Surviving Corporation will cause to be maintained in effect tail policies of directors' and officers' liability insurance for a period of at least three years from the Effective Time. If no such tail policy is available, then for a period of three years after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay any premium for directors' and officers' liability insurance that would exceed the amount being paid by the Company as of the date hereof.

          (iii) From and after the Effective Time, the Surviving Corporation will, to the fullest extent required or permitted under the CBCA, indemnify and hold harmless, including the advancement of defense costs as provided in Section 5.05(b) below, each present and former director or officer of the Company (collectively, the "Company Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), based on the fact that such Person is or was a director or officer of the Company or any Subsidiary of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time, including without limitation actions taken in connection with, or pursuant to, the terms of this Agreement, provided, however, that the foregoing indemnity will not apply to any act or failure to act which a court of competent jurisdiction determines in an order or decision not subject to appeal constituted misappropriation of cash or other property of the Company or any of its Subsidiaries.

          (iv) The Company and the Surviving Corporation agree that all rights to indemnification under this Section 5.05(a) (including the right to advancement of expenses incurred in defense of any Claim provided under
     Section 5.05(b) below), existing in favor of a Company Indemnified Party shall survive the Merger and shall continue in full force and effect for a period of not less than four years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claims asserted or made against any Company Indemnified Parties within such period shall continue until the disposition of such Claims.

     (b) Conduct of Indemnification Proceedings

     Without limiting any of the foregoing indemnity obligations of Section 5.05(a), in the event any such claim, action, suit, proceeding or investigation (a "Claim") is brought against a Company Indemnified Party (the "Indemnified Parties") (whether arising before or after the Effective Time), (i) the party required to provide indemnification pursuant to Section 5.05(a) (the "Indemnifying Party"), shall assume and direct all aspects of the defense of such Claim, including the settlement thereof, (ii) the Indemnifying Party shall retain and direct, and shall pay the reasonable fees and expenses of counsel reasonably satisfactory to the Indemnified Party, promptly after statements therefor are received, provided, that in respect of fees and expenses of Counsel to the Company Indemnified Parties in respect of a Claim for which indemnification is being sought under Section 5.05(a) above, the Indemnifying Party will pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under the CBCA, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required under the CBCA, and (iii) the Indemnified Party will cooperate in the defense of any such Claim. The Indemnified Party shall have a right to participate in (but not control) the defense of any such Claim with its own counsel at its own expense. No Indemnifying Party shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld or delayed. No Indemnifying Party will settle any such matter unless (i) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Indemnified Party will have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement discharges all rights against the Indemnified Party with respect to such matter. Any Indemnified Party wishing to claim indemnification under
Section 5.05(a), upon learning of any Claim, shall notify the Indemnifying Party and shall provide the Company (or the Surviving Corporation, after the Effective
Date) with an undertaking as contemplated by Section 7-109-104 of the CBCA; provided, that failure to provide notice of a Claim shall not relieve a party of its indemnity obligations under Section 5.05(a) unless such failure prejudices such party. No Indemnifying Party will be obligated pursuant to Section 5.05(a) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent, as determined by counsel to the Indemnified Parties, that there may be one or more legal defenses available to one Indemnified Party that are different from or in addition to those available to the other Indemnified Parties that would, in the judgment of such counsel, prohibit such counsel from representing all Indemnified Parties under the rules of professional ethics, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Indemnifying Parties.

5.06 Public Announcements
     --------------------

     Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and will not issue any such press release or make any such public statement without the prior consent of the other (which consent will not be unreasonably withheld or delayed), except as either such party may determine is required by Law, provided that statements made by the Company to its employees, customers or suppliers will not be deemed to be public statements for purposes of this Section 5.06.

5.07 No-Shop
     -------

     Until the earlier of the Effective Time or termination of this Agreement in accordance with Section 7.01, the Company shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents or representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by the Company), to, directly or indirectly (x) solicit, initiate or encourage, including without limitation by way of furnishing information, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (y) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Company or the Board from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal after the date hereof, if, and to the extent that, the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (i) such Acquisition Proposal would be more favorable to the Company's shareholders (other than the Majority Shareholders) than the Merger, and (ii) the failure to take such action would result in a breach by the Board of its fiduciary duties to Company's shareholders (other than the Majority Shareholders) under applicable law, and, prior to furnishing any non-public information to such person, the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company than the letter agreement relating to the furnishing of confidential information of Company to Parent referred to in
Section 5.03(b). For purposes of this Agreement, the term "Acquisition Proposal" shall mean any proposal or offer from any Person, including without limitation any request for information relating to any acquisition or purchase of all or any material portion of the capital stock of the Company or a significant amount of the assets of the Company outside the ordinary course of its business, any merger, consolidation or other business combination with the Company or any other tender or exchange offer or other similar extraordinary business transaction involving or otherwise relating to the Company. The Company shall provide notice of any Acquisition Proposal as provided in Section 4.02(b).

5.08 [Intentionally Omitted]
      ---------------------

5.09 Employment and Employee Benefits Matters
     ----------------------------------------

     (a) Parent shall, and shall cause its Subsidiaries, as applicable, following the Effective Time (including the Surviving Corporation) to, except as otherwise agreed by the Parent and the Company, hire and retain all employees of the Company who are employees of the Company at the Effective Time ("Covered Employees").

     (b) If Covered Employees are included in any benefit plan (including without limitation provision for vacation) of Parent or its Subsidiaries, Parent agrees that the Covered Employees shall receive credit as employees of the Company and its Subsidiaries for service prior to the Effective Time with the Company and its Subsidiaries to the same extent such service was counted under similar Company Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, benefit accrual.

     (c) Notwithstanding anything to the contrary contained herein, except as provided in Section 5.09(a) from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.09, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

     (d) Within a reasonable period following the Effective Time, Parent will issue non-qualified options to purchase Parent's Class B Common Stock, par value $.01 per share, to certain officers and managers of the Company. The identity of such Persons and the amount of options to be granted to such Persons shall be determined through negotiations between Parent and the Company. The other terms and provisions of such options (exercise price, method of payment of exercise price, vesting and similar terms and provisions) shall be determined in accordance with Parent's 2000 Stock Option/Stock Incentive Plan. Key employees of the Company, as agreed upon by Parent and the Company, will be eligible to participate in, and will be considered for annual stock option grants under, Parent's 2000 Stock Option/Stock Issuance Plan.

                          VI. Conditions to the Merger
                              ------------------------

6.01 Conditions to the Obligations of Each Party
     ----------------------------------------

     The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

     (a) Shareholder Approval

     The Requisite Shareholder Vote shall have been received.

     (b) No Injunctions or Restraints

     No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties to this Agreement shall use its commercially reasonable efforts to cause any such Order to be vacated or lifted.

6.02 Conditions to the Obligations of Parent and Merger Sub
     ------------------------------------------------------

     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations and Warranties

     The representations and warranties of the Company and the Majority Shareholders contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as of a specified date which shall speak as of such date), without giving effect to any qualification or limitation based on materiality (whether by reference to Company Material Adverse Effect or otherwise), and Parent and Merger Sub shall have received a certificate on behalf of Company by an authorized officer of Company to such effect.

     (b) Covenants

     The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to that effect.

     (c) No Material Adverse Change

     Since the date of this Agreement, the Company shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) No Litigation

     There shall not be pending or threatened any suit, action or proceeding, seeking to restrain or prohibit the Merger or seeking to obtain from Parent or the Company or any of their respective affiliates in connection with the Merger any material damages, or seeking any other relief that, following the Merger, would materially limit or restrict the ability of Parent and its Subsidiaries to own and conduct both the assets and businesses owned and conducted by Parent and its Subsidiaries prior to the Merger and the assets and businesses owned and conducted by Company prior to the Merger.

     (e) Consents

     All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery and performance of this Agreement (including without limitation the consents of the holders of Company Stock Options and the Warrant contemplated by
Section 2.05) shall have been obtained or made, except for the filing of the articles of merger pursuant to Section 1.02 and except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the Surviving Corporation.

     (f) Key-man Life Insurance

     Parent shall have obtained, or caused Merger Sub to obtain, key-man life insurance on the life of William D. Cronin in an amount to be mutually agreed upon, but not to exceed $5,000,000.

     (g) Completion of Review of Company

     Parent shall be satisfied, in its sole discretion, with its ability to conduct a business, legal and accounting due diligence with respect to the Company and its access to the officers, books, records and properties of the Company and Parent shall be satisfied, in its sole discretion, with the results of such due diligence review of the Company; provided, however, that the condition set forth in this Section 6.02(g) shall be deemed satisfied if, on or prior to the thirtieth (30th) day following the execution and delivery of the Agreement by the parties hereto, Parent has not delivered to the Company a notice indicating that (i) Parent is not satisfied with its ability to conduct such due diligence review and/or (ii) Parent is not satisfied with the results of such due diligence review.

     (h) Amendments to Existing Company Employment Agreements; Non-Compete Agreements

     Each of WDC, MMC, Gary B. Mendenhall and Jim Wantman will have (i) amended their existing employment agreements with the Company, or waived applicable provisions of such employment agreements, such that (A) none of Parent, Merger Sub or the Company will be required to make any severance, change of control or similar payments in connection with or as a result of the Merger, (B) any "evergreen" provision contained in such employment agreements will be ineffectual at the Effective Time, and (C) neither Parent nor Merger Sub will be under any obligation to renew any such employment agreements, and (ii) entered into a non-compete agreement with Parent and Merger Sub substantially in the form attached hereto as Exhibit A.

6.03 Conditions to Obligations of the Company
     ----------------------------------------

     The  obligations of the Company to consummate the Merger are subject to the
satisfaction  or  waiver  (where   permissible)  of  the  following   additional
conditions:

     (a) Representations and Warranties

     The representations and warranties of each of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as at a specified date which shall speak as of such date), without giving effect to any qualification or limitation based on materiality (whether by reference to a Parent Material Adverse Effect or otherwise), except where the matters in respect of which such representations and warranties of Parent and Merger Sub are not true and correct, in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect and Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to such effect.

     (b) Covenants

     Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Parent and Merger Sub signed on behalf of Parent and Merger Sub by an officer of each of Parent and Merger Sub to that effect.

     (c) Opinion of Financial Advisor

     The Board has received the written opinion of EKS&H, dated as of a date no later than the date that the definitive Proxy Statement is first mailed or sent to the shareholders of the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the shareholders of the Company (excluding the Majority Shareholders) from a financial point of view, and such opinion has not been withdrawn. A copy of such opinion has been delivered to Parent.

     (d) Consents

     All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery and performance of this Agreement (except for the consents of the holders of Company Stock Options and the Warrant contemplated by Section 2.04) and any other consents or approvals required from any Affiliate of the Company or a Majority Shareholder shall have been obtained or made, except for the filing of the Articles of Merger pursuant to Section 1.02 and except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets, properties, results of operations or prospects of Parent or the Surviving Corporation.

                     VII. Termination, Amendment and Waiver
                          ---------------------------------

7.01 Termination
     -----------

     (a) Events Giving Rise to Right to Terminate Agreement.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption thereof by the shareholders of Company, in any one of the following circumstances:

          (i) By mutual written consent duly authorized by the Boards of Directors of the Parent and the Company.

          (ii) By the Parent or the Company, if the Effective Time shall not have occurred on or before July 31, 2002, otherwise than as a result of any material breach of this Agreement by the party seeking to effect such termination.

          (iii) By the Parent or the Company, if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that neither party may terminate this Agreement pursuant to this Section 7.01(a)(iii) if it has not complied with its obligations under Section 5.04.

          (iv) By the Parent or the Company, if the Shareholders Meeting shall have been held and this Agreement shall not have been approved and adopted by the Requisite Shareholder Vote at such Shareholders Meeting or any adjournment or continuance thereof.

          (v) By the Company, if it shall have received an Acquisition Proposal and shall have advised the Parent in writing that the Company's Board of Directors, after consultation with and based upon the advice of independent legal counsel, determined in good faith that failure to accept such Acquisition Proposal would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's shareholders under applicable Law; provided, however, that this Agreement shall not be terminated pursuant to this Section 7.01(a)(v) unless prior to such termination the Company shall have made the payment to the Parent of the Fee required to be paid pursuant to Section 7.01(b).

          (vi) By the Parent, if either (x) the Board of Directors of the Company shall have (A) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (B) approved, endorsed or recommended to its shareholders an Acquisition Proposal, or (C) resolved to do any of the foregoing or (y) EKS&H withdraws, modifies or changes the opinion referred to in Section 6.03(c) in a manner adverse to Parent or Merger Sub.

          (vii) By the Parent, if (A) the Company or the Majority Shareholders shall have failed to comply in any material respect with any of the covenants and agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by the Company of a written notice from Parent setting forth in detail the nature of such failure, or (B) a representation or warranty of the Company contained in this Agreement shall have been untrue in any respect on the date when made (or in the case of any representations and warranties that are made as of a different date, as of such different date) and the matters in respect of which such representation or warranty shall have been untrue has had or could reasonably be expected to have a Company Material Adverse Effect.

          (viii) By the Company if (A) Parent or Merger Sub shall have failed to comply in any material respect with any of the covenants and agreements contained in this Agreement to be complied with or preformed by such party at or prior to such date of termination, and such failure continues for twenty (20) Business Days after the actual receipt by the Parent of a written notice from the Company setting forth in detail the nature of such failure, or (B) a representation or warranty of Parent or Merger Sub shall have been untrue in any respect on the date when made (or, in the case of any representations and warranties that are made as of a different date, as of such different date) and the matters in respect of which such representation or warranty shall have been untrue has had or could reasonably be expected to have a Parent Material Adverse Effect.

          (ix) By the Parent if the PHNS Option Agreement is terminated.

     (b) Termination Fee.

     If this Agreement is terminated pursuant to:

          (i) Section 7.01(a)(v); or
              ------------------

          (ii) Section 7.01(a)(vi)
              --------------------
     then, in such event, Company shall pay to Parent prior to such termination, if such termination is pursuant to Section 7.01(a)(v), or promptly (but in no event later than three business days after the first of such events shall have occurred), if such termination is pursuant to Section 7.01(a)(vi) a fee of $420,000 (the "Fee"), which amount shall be payable in immediately available funds; provided, however, that in the event of a termination of this Agreement pursuant to clause (y) of Section 7.01(a)(vi), the Fee will not be payable if (1) Company and Parent have no other cause to terminate this Agreement pursuant to Section 7.01(a)(v) (without regard to the payment of the Fee pursuant to the proviso thereof) or clause (x) of Section 7.01(a)(vi), as the case may be, and (2) the opinion referred to in Section 6.03 is not withdrawn due to any direct or indirect action of, or any omission by, the Company.

     (c) Topping Fee.

     If (i) this  Agreement is terminated  pursuant to Section  7.01(a)(iv)  and
(ii) not later than one year from the date of such termination (A) the Company consummates a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any sale of all or substantially all of the assets or equity securities of, the Company and its Subsidiaries (a "Business Combination"), or (B) the Company enters into an agreement providing for a Business Combination, which Business Combination is ultimately consummated, irrespective of when such consummation occurs, then the Company will promptly pay the Fee to the Parent in immediately available funds.

7.02 Effect of Termination
     ---------------------

     In the event of the termination and abandonment of this Agreement pursuant to Section 7.01(a) hereof, this Agreement (except for the provisions of Section 5.03, 5.05, 5.06, paragraph (b) of Section 7.01, this Section 7.02 and Article
VIII) shall forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its Affiliates; provided, however, that nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

7.03 Amendment
     ---------

     Subject to the applicable provisions of the CBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties and by Majority Shareholders holding a majority of the Company Shares owned by the Majority Shareholders; provided, however, that if this Agreement is approved and adopted at the Shareholders Meeting, no amendment shall be made which would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04 Waiver
     ------

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 7.03, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedures for Termination, Amendment or Waiver
     -----------------------------------------------

     A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

7.06 Expenses
     --------

     Except as otherwise set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expenses, whether or not the Merger or any other transaction is consummated. "Expenses" as used in this Agreement will include all reasonable out-of-pocket expenses (including without limitation all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and the
Schedule 13E-3, the solicitation of shareholder approvals and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement. Notwithstanding any other provision hereof, if this Agreement is terminated pursuant to Section 7.01(a)(v) or (vi) and Parent would be entitled to receive the Fee, then all Expenses of Parent and Merger Sub will be paid by the Company.

                              VIII. Miscellaneous
                                    -------------

8.01 No Survival of Representations and Warranties
     ---------------------------------------------

     The representations and warranties of the Company in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Effective Time

8.02 Notices
     -------

     All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed to be delivered (a) when delivered in person, (b) when received if sent by facsimile or e-mail if a copy is sent by United States mail (certified mail, return receipt requested) or by nationally recognized overnight courier service (provided, however, that such notice was delivered prior to 5:00 p.m., local time, on a Business Day; otherwise, such notice will be deemed delivered on the next Business Day), (c) one Business Day after having been dispatched by a nationally recognized overnight courier service, or (d) on the fifth Business Day after deposit in the United States mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.02), in each case with a copy (which shall not constitute notice) to the Persons indicated:

         if to Parent or Merger Sub:

                           Provider HealthNet Services Inc.
                           15851 Dallas Parkway, Suite 925
                           Addison, Texas  75001-3355
                           E-mail:  rkk@phns.com
                           Facsimile:  (972) 385-2445
                           Attention:  Richard K. Kneipper

         with copies to:

                           Jones, Day, Reavis & Pogue
                           2727 North Harwood
                           Dallas, Texas  75201
                           E-mail:  slfluckiger@jonesday.com
                           Facsimile No.:  (214) 969-5100
                           Attention:  Stephen L. Fluckiger, Esq.

         if to the Company:

                           MedGrup Corporation
                           1824 Woodmoor Drive, Suite 102
                           Monument, Colorado  80132
                           E-mail:  bcronin@medgrup.com
                           Facsimile No.:  (719) 481-1525
                           Attention:  William D. Cronin

         with copies to:

                           Overton, Babiarz & Associates, P.C.
                           7720 Belleview Avenue, Suite 200
                           Englewood, Colorado  80111
                           E-mail:  djbabiarz@obapc.com
                           Facsimile No.:  (303) 779-6006
                           Attention:  David J. Babiarz, Esq.

         if to the Majority Shareholders:

                           c/o William D. Cronin
                           1824 Woodmoor Drive, Suite 102
                           Monument, Colorado  80132
                           E-mail:  bcronin@medgrup.com
                           Facsimile No.:  (719) 481-1525

8.03 Definitions
     -----------

     (a)  "Affiliate"
          -----------
     of a specified Person means a Person that directly or indirectly through one or more intermediaries controls, is Controlled by, or is under common Control with such specified Person, provided, however, that as used in this Agreement with respect to the Company, the term "Affiliate" will only include the Subsidiaries of the Company; provided further, that as used in this Agreement with respect to Parent, the term "Affiliate" will not include the Company or any of the Subsidiaries of the Company;

     (b) "Business Day"
          -------------
     means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

     (c) "Control"
         ---------
     (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "Environmental Laws"
         --------------------
     means any law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters;

     (e) "to the Knowledge"
         ------------------
     of any Person means, when referring to an individual, the actual knowledge of such individual, and when referring to any other Person, means the actual knowledge of such Person's officers and its board of directors or managers, as appropriate, in each case without undertaking any specific investigation for purposes of making any representation or warranty in this Agreement;

     (f) "Person"
         --------
     means an individual, corporation, partnership, limited partnership, syndicate, limited liability company, joint venture, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Entity; and

     (g) "Subsidiary" or "Subsidiaries"
         ------------------------------
      of any Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, provided, however, that for purposes of the representations and the warranties of Parent in Section 3.02, and the covenants and other agreements of Parent in Articles IV and V, except as otherwise specifically provided therein, the "Subsidiaries" of Parent will not include the Company or any Subsidiaries of the Company.

8.04 Interpretation
     --------------

     Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) all references to "$" or dollar amounts will be to lawful currency of the United States of America, (vii) all references to the masculine, feminine or neuter gender shall be deemed to include the others, and (viii) references to "including" shall be interpreted to mean "including but not limited to."

8.05 Entire Agreement; Assignment
     ----------------------------

     This Agreement (including the Company Disclosure Schedule and the Exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement will not be assigned by any party without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct wholly owned subsidiary of Parent; provided, however, that no such assignment will relieve the assigning party of its obligations hereunder.

8.06 Parties in Interest
     -------------------

     This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.05(a) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

8.07 Governing Law
     -------------

     This Agreement will be governed by and construed in accordance with the Laws of the State of Colorado (without giving effect to conflict of laws principles) as to all matters, including validity, construction, effect, performance and remedies.

8.08 Headings
     --------

     The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

8.09 Counterparts
     ------------

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.10 Consent to Jurisdiction
     -----------------------

     (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Colorado and the United States District Court for the District of Colorado (as applicable, the "Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the Court.

     (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

     (c) No party may move to (i) transfer any such suit, action or proceeding from the Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the Court with a suit, action or proceeding in another jurisdiction unless such motion seeks solely and exclusively to consolidate such suit, action or proceeding in the Court, or (iii) dismiss any such suit, action or proceeding brought in the Court for the purpose of bringing or defending the same in another jurisdiction.

     (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in the Court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law. Notwithstanding the foregoing, this Section 8.10 will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

8.11 Waiver of Jury Trial
     --------------------

     Each of Parent, Merger Sub, the Company and the Majority Shareholders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub, the Company or the Majority Shareholders in the negotiation, administration, performance and enforcement thereof.

8.12 Severability
     ------------

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

8.13 Enforcement
     -----------

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Northern District of Texas, this being in addition to any other remedy to which they are entitled at law or in equity.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                            PROVIDER HEALTHNET SERVICES INC.


                                            By: /s/ Richard K. Kneipper
                                                -----------------------------
                                                Richard K. Kneipper
                                                Chief Administrative Officer



                                                   MGC ACQUISITION CORP.


                                            By: /s/ Richard K. Kneipper
                                                -----------------------------
                                                Richard K. Kneipper
                                                President



                                            MEDGRUP CORPORATION


                                            By: /s/ William D. Cronin
                                                -----------------------------
                                                William D. Cronin
                                                Chief Executive Officer

                                  Schedule 1.05


(a)      Directors of Surviving Corporation

         Richard K. Kneipper
         William D. Cronin
         James Wantman

(b)      Officers of Surviving Corporation

         President and CEO - William D. Cronin
         CFO and Vice President - James Wantman
         Vice President and Treasurer - John Frenzel
         Vice President and Secretary - Richard K. Kneipper

                                                                       Exhibit A
                                                                       ---------


                    FORM OF CONFIDENTIALITY, NON-SOLICITATION
                          AND NON-COMPETITION AGREEMENT


     This Confidentiality, Non-Solicitation and Non-Competition Agreement (this "Agreement") is made and entered into on this ___ day of __________, 2002, among _______________, an individual residing in the State of _______ ("Executive"), Provider HealthNet Services Inc., a Delaware corporation ("Parent"), and MedGrup Corporation, a Colorado corporation (the "Company").

     WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of March __, 2002, among Parent, MGC Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company, Merger Sub will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly owned subsidiary of Parent (the "Merger").

     WHEREAS, prior to and continuing after the effectiveness of the Merger, Executive serves as an integral member of the Company's management team.

     WHEREAS, Parent and Merger Sub would not be willing to enter into the Merger Agreement without Executive agreeing to be bound by the terms of this Agreement.

     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                 I. Definitions
                                    -----------

1.01 Confidential Information
     ------------------------

     "Confidential Information" means any confidential information relating to Parent's or the Company's business plan, systems, operations, processes, procedures, computer programs and data bases, drawings, sketches, records, development data and reports, technical and engineering data and reports, software applications or designs, business engineering and re-engineering designs and plans, plan designs, quality control specifications, costs analysis, flow charts, process sheets, know-how, or other confidential information or intellectual property relating to technical matters; together with any information relating to sales, financial structures, contracts or other agreements, financial information, margins, pricing, marketing data, customer or corporate partner data, personnel data, business plans, acquisition or corporate partner plans, and other information of like nature. Confidential Information further includes all of the foregoing information that Executive has learned in the past or learns in the future during the course of Executive's employment by the Company or any affiliate (as defined under the Securities Exchange Act of 1934, as amended) of Parent or the Company, whether or not such information is marked or otherwise designated as confidential. Confidential Information does not include any information that (a) is or becomes part of the public domain or is or becomes publicly available without breach of this Agreement by Executive; (b) is lawfully acquired by Executive from a source not under any obligation regarding the disclosure of such information; (c) is disclosed to any third party by or with the permission of Parent or the Company without confidentiality restrictions; or (d) is developed by an independent Person who has not received, directly or indirectly, any Confidential Information from Executive, Parent, the Company or otherwise.

1.02 Business
     --------

     "Business" means the business of providing information technology, data processing, and business process and related services to healthcare providers and other healthcare organizations that Parent or the Company is engaged in, or have substantive plans to engage in, as of the date of termination of Executive's employment by the Company.

1.03 Territory
     ---------

     "Territory" means the 48 contiguous states of the United States of America.

1.04 Person
     ------

     "Person" means an individual, firm, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, or unincorporated organization, or a federal, state, city, municipal, or foreign government or an agency or political subdivision thereof, or any other type of entity or third party.

  II. Terms of Confidentiality, Non-Solicitation and Non-Competition Agreement
      ------------------------------------------------------------------------

2.01 Confidentiality Agreement
     -------------------------

     Executive covenants and agrees that he will not, directly or indirectly, use, divulge, disclose or make available or accessible any Confidential Information to or for any Person other than the Company or at the specific direction, and with the knowledge and written consent of another executive officer, of the Company. Nothing in this Agreement, however, prohibits Executive from disclosing Confidential Information when required to do so pursuant to a valid subpoena. Executive agrees that in the event he, or any Person with whom Executive is affiliated or employed as an officer, employee, owner, consultant or agent of any kind, receives a subpoena that would require him to divulge, in whole or in part, Confidential Information, he will immediately contact the Company in order to allow the Company the opportunity to intervene if necessary to protect against the disclosure of Confidential Information.

2.02 Non-Solicitation of Employees
     -----------------------------

     Executive agrees and covenants not to, directly or indirectly, for a period of two (2) years following the termination of Executive's employment by the Company, solicit, induce, or attempt to solicit or induce any persons who are employees of Parent, the Company or its affiliates as of the date of such termination to (a) leave the employ of Parent or the Company or (b) accept a position of employment or other involvement, directly or indirectly, with any Person with whom Executive is affiliated or employed as an officer, employee, owner, consultant or agent of any kind.

2.03 Covenant Not to Compete
     -----------------------

     Executive agrees for a period of three (3) years following the termination of Executive's employment by the Company, he will not, directly or indirectly,
(a) engage in any capacity whatsoever, whether as owner, officer, agent, principal, partner, consultant, investor, lender or otherwise, in the Business in the Territory, either individually or in affiliation with any Person; or (b) be the record or beneficial owner of more than three percent (3%) of the outstanding capital stock or voting securities (or obligations or securities convertible into capital stock or voting securities) of any Person that is engaged, directly or indirectly, in the Business in the Territory or that is a direct or indirect owner or affiliate of any other Person that is engaged, directly or indirectly, in the Business in the Territory.

                               III. Miscellaneous
                                    -------------

3.01 Waiver
     ------

     The waiver of the breach of any term or condition of this Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

3.02 Governing Law
     -------------

     This Agreement will be governed by and construed in accordance with the laws of the State of Texas (without giving effect to conflict of laws principles) as to all matters, including validity, construction, effect, performance and remedies.

3.03 Severability
     ------------

     If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect and if any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances.

3.04 Reformation
     -----------

     Notwithstanding the provisions of Section 2.03 of this Agreement, it is the intent of the parties that the provisions of Section 2.03 be given the fullest force and effect permissible by law. In the event any portion of Section 2.03 is deemed by a court to be overly restrictive as to time, scope of restricted activity, and geographic territory, the court shall reform the unlawful provision to the maximum time, scope of restricted activity or geographic territory as would be in conformance with the law under the facts as they exist at the time of enforcement.

3.05 Specific Performance
     --------------------

     Executive acknowledges and agrees that any breach of Sections 2.01, 2.02 or
2.03 of this Agreement will result in irreparable damage to Parent and the Company for which there will be no adequate remedy at law, and Executive consents to an injunction in favor of Parent or the Company by any court of competent jurisdiction enjoining any such breach, without prejudice to any other right or remedy to which Parent or the Company may be entitled.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement this ___ day of __________, 2002.



                                   PROVIDER HEALTHNET SERVICES INC.


                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________



                                   MEDGRUP CORPORATION


                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________



                                   EXECUTIVE

                                   _____________________________________________

                                   Name:________________________________________